Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
The Board of Directors
EndX Limited
We consent to the incorporation by reference in the prospectus constituting a part of the Registration Statements on Form S-8 (File Nos. 33-73506, 333-07441, 333-30525, 333-30605 and 333-120327), Form S-3 (File 333-110623) and on Form S-3 (File No. 333-127977) of Mikohn Gaming Corporation of our report dated September 28, 2005, with respect to the consolidated balance sheets of EndX Limited as of September 30, 2003 and November 28, 2003, and the related consolidated profit and loss accounts, consolidated cash flow statements, statements of total recognised gains and losses, and reconciliations of movements in shareholders’ funds for the year ended September 30, 2003 and the 59 day period ended November 28, 2003 which are included in the current report of Mikohn Gaming Corporation on Form 8-K dated September 28, 2005.
/s/ KPMG LLP
KPMG LLP
Manchester, England
September 28, 2005